PRESS RELEASE

Clorox Reports Strong Sales and EPS Growth in Q2; Updates Outlook for Fiscal Year 2012

OAKLAND, Calif., Feb. 3, 2012 – The Clorox Company (NYSE: CLX) today announced strong results for its second quarter, which ended Dec. 31. Clorox reported 4 percent sales growth and 79 cents diluted earnings per share (EPS) from continuing operations. Excluding the Burt’s Bees® noncash goodwill impairment charge in the year-ago quarter, diluted EPS from continuing operations increased 16 percent.

“We delivered strong second-quarter results,” said Chairman and Chief Executive Officer Don Knauss. “We grew sales for the fourth consecutive quarter. Our U.S. categories continue to recover, and our market share remains healthy. While the economic climate remains challenging, our strategies are working and our people are executing well. I feel good about our plans for the remainder of the fiscal year.”

All results in this press release are on a continuing operations basis unless otherwise stated, and some results are reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key second-quarter results.

Fiscal Second-Quarter Results

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2011, and exclude the Burt’s Bees® noncash goodwill impairment charge in the year-ago quarter.

*	79 cents diluted EPS (16% growth)

*	Flat volume

*	4% sales growth

Clorox reported second-quarter earnings from continuing operations of $105 million, or 79 cents diluted EPS. This compares with $95 million from continuing operations, or 68 cents diluted EPS, in the year-ago quarter. Current quarter results reflected the benefit of price increases and strong cost savings, partially offset by higher costs for raw materials, manufacturing and logistics.

Volume for the second quarter of fiscal year 2012 was flat, with gains in the Lifestyle and Household segments largely offset by lower shipments in international markets and flat volume in the Cleaning segment. Sales grew 4 percent, with increases in three of the company’s four reportable segments. Sales growth was primarily driven by the benefit of price increases and product innovation across several businesses, partially offset by unfavorable product and country mix.

Gross margin decreased 20 basis points to 41.5 percent from 41.7 percent in the year-ago quarter. The decrease in the current quarter gross margin was primarily driven by higher commodity costs, higher manufacturing and logistics costs and unfavorable product and country mix. These factors were partially offset by the benefit of price increases and strong cost savings.

Year-to-date cash provided by continuing operations was $168 million, a slight decrease from $170 million in the year-ago period. For the full fiscal year, Clorox continues to anticipate free cash flow of about 10 percent of sales, within its targeted range of 10-12 percent. The company defines free cash flow as cash provided by continuing operations less capital expenditures.

During the second quarter, Clorox repurchased 2.3 million shares of the company’s common stock at a cost of approximately $149 million, using the remaining proceeds from the sale of the Auto Care businesses. The company has used all net proceeds from the sale to repurchase a total of 10 million shares for $679 million since February 2011.

Key Segment Results

Following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal year 2011 and exclude the Burt’s Bees® noncash goodwill impairment charge in the year-ago quarter.

Cleaning
(Laundry, Home Care, Away From Home)

  Flat volume
  5% sales growth
  22% pretax earnings growth

The Away From Home business grew volume by double digits, supported by new products and distribution gains in the institutional health care channel. These results were offset by lower shipments in the Laundry and Home Care business units. Laundry volume was lower due to the impact of a recent price increase on Clorox® bleach. Home Care volume decreased modestly due to lower shipments of Clorox® disinfecting wipes. Price increases on several Home Care brands also reduced volume. The variance between volume and sales was primarily due to the benefit of price increases. Pretax earnings reflected higher sales and strong cost savings, partially offset by higher commodity costs.

Household
(Bags and Wraps, Charcoal, Cat Litter)

  1% volume growth
  4% sales growth
  36% pretax earnings growth

Volume growth for the segment was primarily driven by higher shipments in the Cat Litter business unit behind new product innovation. These results were partially offset by lower volume in Bags and Wraps. Increased shipments of premium trash bags were more than offset by lower shipments of food storage products and base trash bags. Sales growth outpaced volume growth primarily due to the benefit of price increases. Pretax earnings reflected higher sales and cost savings. These factors were partially offset by higher commodity costs.

Lifestyle
(Dressings and Sauces, Water Filtration, Global Natural Personal Care)

  2% volume growth
  6% sales growth
  6% pretax earnings growth (136% increase including Burt’s Bees® noncash goodwill impairment charge)

The segment’s volume growth was driven by new product innovation in Water Filtration and Natural Personal Care. The Water Filtration business unit continued to benefit from the launch of the Brita® on-the-go bottle in the prior fiscal year. These results were partially offset by the Dressings and Sauces business due to lower shipments of K C Masterpiece® barbeque sauce. Sales growth outpaced volume growth due to the benefit of price increases. Pretax earnings reflected higher sales, partially offset by higher commodity costs.

International
(All countries outside of the U.S., excluding Natural Personal Care)

  1% volume decrease
  Flat sales
  22% pretax earnings decrease

The company’s largest international region, Latin America, saw modestly lower volume, reflecting double-digit decreases in Venezuela and reduced shipments in the nonstrategic export business. Segment sales were flat, as the benefit of price increases was offset by unfavorable foreign currency exchange rates and country mix. Pretax earnings reflected higher manufacturing and logistics costs, higher commodity costs, negative country mix and selling and administrative expenses for investments in information systems infrastructure.

Clorox Updates Outlook for Fiscal 2012

Clorox updated its previous financial outlook for fiscal year 2012 continuing operations, including the recently announced Aplicare, Inc. and HealthLink acquisitions, which closed Dec. 31, 2011:

*	2-4 percent sales growth

*	Gross margin decrease of 50bp – 75bps

*	Diluted EPS in the range of $4.00-$4.10 (unchanged)

“Aplicare and HealthLink expand our ability to provide products that help fight the spread of health care-associated infections,” Knauss said. “These investments are another step in our efforts to reshape our portfolio through strategic, bolt-on acquisitions with strong potential for growth.”

Clorox now anticipates sales growth for fiscal year 2012 in the range of 2 percent to 4 percent, versus the company’s previous outlook of 1 percent to 3 percent growth. This reflects strong results in the first half of the fiscal year as well as about one-half percentage point of incremental growth in fiscal year 2012 related to Aplicare and HealthLink. The acquisitions are expected to reduce fiscal 2012 EPS by about 4 cents, which is now included in the company’s outlook.

Due to continuing negative product and country mix, the company now anticipates a gross margin decrease of 50 basis points to 75 basis points for fiscal year 2012, versus the previous outlook of about flat. Gross margin is expected to decrease versus prior year in the third quarter, but increase in the fourth quarter due in part to higher commodity costs in the year-ago fourth quarter.

Clorox continues to anticipate $36 million to $40 million in expenses related to its multiyear investments in global information technology systems and research and development facilities, although likely toward the lower end of the range as some spending shifts into the next fiscal year. Spending on these initiatives will be reflected primarily in selling and administrative expenses. In total, the company continues to anticipate that selling and administrative expenses will be about 15 percent of sales. This outlook reflects the updated assumptions for the infrastructure projects, offset by administrative costs for the newly acquired businesses.

In November, the company issued $300 million of 10-year senior notes to retire commercial paper, taking advantage of favorable long-term interest rates currently in the market. With the new debt issuance, interest expense is now anticipated to be about $125 million in fiscal 2012.

Net of all of these factors, the company continues to anticipate diluted EPS in the range of $4.00-$4.10, including the impact of the acquisitions.

For More Detailed Financial Information

Visit the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information

*	Supplemental gross margin driver information

*	Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

*	Supplemental balance sheet and cash flow information

*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com/events.cfm. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with 8,100 employees and fiscal year 2011 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags, wraps and containers, and Burt’s Bees® and gud™ natural personal care products. Nearly 90 percent of the company’s brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and marketed in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $84 million to nonprofit organizations, schools and colleges. In fiscal year 2011 alone, the foundation awarded $4 million in cash grants, and Clorox made product donations valued at $13 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the ability of the company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations; unfavorable political conditions in the countries where the company does business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the company’s cost of borrowing, cost of capital and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to implement share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to earnings from continuing operations before income taxes, diluted EPS, sales growth and gross margin. The company has included reconciliations of this information to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See below for the reconciliation of earnings from continuing operations before income taxes and the end of this press release for the reconciliations of diluted EPS, sales growth and gross margin.

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

*	Charges associated with simplification of the company’s supply chain and other restructuring-related charges.

*	The impact of foreign exchange and foreign currency transactions.

*	The noncash goodwill impairment charge.

The following is a reconciliation of earnings from continuing operations before the noncash goodwill impairment for both net earnings and diluted EPS to loss from continuing operations for both net earnings and diluted EPS:

	Q2 Fiscal 2011
	Net Earning ($ millions)	Diluted EPS
Earnings from continuing operations
before non-cash goodwill
impairment	$95	$0.68
Impact of goodwill impairment	(258)	(1.85)
Loss from continuing operations	$(163)	$(1.17)

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See Below for These Unaudited Second-Quarter Results:

*	Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets

*	Reconciliations of Second-Quarter 2012 Sales Growth, Gross Margin and Diluted EPS

Media Relations

Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations

Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com
For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Net sales	$1,221	$1,179	$2,526	$2,445
Cost of products sold	714	687	1,473	1,392
Gross profit	507	492	1,053	1,053

Selling and administrative expenses	184	180	374	361
Advertising costs	115	117	233	235
Research and development costs	29	28	57	57
Goodwill impairment	-	258	-	258
Interest expense	30	33	59	65
Other income, net	(6)	(12)	(12)	(13)
Earnings (losses) from continuing operations before income taxes	155	(112)	342	90
Income taxes on continuing operations	50	51	107	113
Earnings (losses) from continuing operations	105	(163)	235	(23)
Discontinued operations:
Earnings from Auto businesses, net of tax	-	7	-	23
Gain on sale of Auto businesses, net of tax	-	177	-	237
Earnings from discontinued operations	-	184	-	260
Net earnings	$105	$21	$235	$237

Earnings (losses) per share
Basic
Continuing operations	$0.79	$(1.17)	$1.78	$(0.17)
Discontinued operations	-	1.32	-	1.87
Basic net earnings per share	$0.79	$0.15	$1.78	$1.70

Diluted
Continuing operations	$0.79	$(1.17)	$1.76	$(0.17)
Discontinued operations	-	1.32	-	1.87
Diluted net earnings per share	$0.79	$0.15	$1.76	$1.70

Weighted average shares outstanding (in thousands)
Basic	131,112	138,678	131,540	139,077
Diluted	132,358	138,678	133,022	139,077

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

Second Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	12/31/2011	12/31/2010	% Change (1)	12/31/2011	12/31/2010	% Change (1)
Cleaning Segment	$370	$354	5%	$78	$64	22%
Household Segment	334	320	4%	34	25	36%
Lifestyle Segment(2)	230	218	6%	70	(192)	136%
International Segment	287	287	0%	32	41	-22%
Corporate (3)	-	-	0%	(59)	(50)	18%
Total Company	$1,221	$1,179	4%	$155	$(112)	238%

Year-to-Date	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Six Months Ended			Six Months Ended
	12/31/2011	12/31/2010	% Change (1)	12/31/2011	12/31/2010	% Change (1)
Cleaning Segment	$809	$803	1%	$186	$185	1%
Household Segment	700	674	4%	76	78	-3%
Lifestyle Segment(2)	444	419	6%	124	(134)	193%
International Segment	573	549	4%	73	81	-10%
Corporate	-	-	0%	(117)	(120)	-3%
Total Company	$2,526	$2,445	3%	$342	$90	280%

(1) Percentages based on rounded numbers.
(2) The earnings (losses) from continuing operations before income taxes for the Lifestyle segment included a $258 non-cash goodwill impairment charge for the Burt's Bees business for the three and six months ended December 31, 2010.
(3) The increase in Corporate losses for the three months ended December 31, 2011, as compared to the three months ended December 31, 2010, is primarily due to a gain on asset sales recognized in the year-ago quarter.

The Clorox Company

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2011	6/30/2011	12/31/2010
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$297	$259	$379
Receivables, net	489	525	440
Inventories, net	451	382	412
Other current assets	111	113	113

Total current assets	1,348	1,279	1,344

Property, plant and equipment, net	1,041	1,039	973
Goodwill	1,093	1,070	1,063
Trademarks, net	566	550	551
Other intangible assets, net	103	83	90
Other assets	139	142	137

Total assets	$4,290	$4,163	$4,158

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Notes and loans payable	$476	$459	$3
Current maturities of long-term debt	350	-	300
Accounts payable	345	423	326
Accrued liabilities	438	442	443
Income taxes payable	28	41	104

Total current liabilities	1,637	1,365	1,176
Long-term debt	2,070	2,125	2,125
Other liabilities	641	619	704
Deferred income taxes	141	140	29

Total liabilities	4,489	4,249	4,034

Contingencies

Stockholders’ (deficit) equity
Preferred Stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	616	632	610
Retained earnings	1,210	1,143	994
Treasury shares	(1,861)	(1,770)	(1,321)
Accumulated other comprehensive net losses	(323)	(250)	(318)

Stockholders’ (deficit) equity	(199)	(86)	124

Total liabilities and stockholders’ (deficit) equity	$4,290	$4,163	$4,158

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Second-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2012	2011
Base sales growth	4.0%	-0.8%
Foreign exchange – Venezuela	--	-2.9
Foreign exchange – All other	-0.5	0.7
Total sales growth	3.5%	-3.0%

Second-Quarter Gross Margin Reconciliation

Q2 fiscal 2011 gross margin	41.7%	Q2 fiscal 2010 gross margin	43.5%

Commodities	-2.4	Commodities	-1.5
Cost savings	1.8	Cost savings	1.8
Pricing	2.4	Pricing	1.0
Logistics and manufacturing	-1.7	Logistics and manufacturing	-0.8
Other	-0.3	Other *	-2.4

Q2 fiscal 2011 gross margin before		Q2 fiscal 2010 gross margin before
impact of charges	41.5	impact of charges	41.6

Restructuring-related charges	--	Restructuring-related charges	0.1

Q2 fiscal 2012 gross margin	41.5%	Q2 fiscal 2011 gross margin	41.7%

*	“Other” drivers in prior year gross margin include business and channel mix (-100 bps), negative foreign currency translation and transaction impacts (-60 bps), higher trade-promotion spending (-30 bps), and increases in other costs.

Second-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2012	2011
Diluted EPS – non-GAAP	$0.82	$0.79
Foreign exchange impact	--	-0.08
Restructuring and restructuring-related charges	-0.03	-0.03
Diluted EPS – continuing operations (excl. impairment)	0.79	0.68
Impact of goodwill impairment	--	-1.85
Diluted EPS – continuing operations	0.79	-1.17
Earnings from Auto businesses, net of tax	--	0.05
Gain on sale of Auto businesses, net of tax	--	1.27
Diluted EPS – GAAP	$0.79	$0.15